SECURITIES AND EXHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 24, 2000

                            NATIONAL FUEL GAS COMPANY

             (Exact name of registrant as specified in its charter)

                New Jersey               1-3880               13-1086010
     (State or other jurisdiction    (Commission File       (IRS Employer or
      incorporation)                  Number)                Identification No.)

                10 Lafayette Square, Buffalo, New York               14203
                (Address of principal executive offices)             (Zip Code)

       Registrant's telephone number, including area code: (716) 857-6980

ITEM 5.  OTHER EVENTS

         On April 24, 2000, National Fuel Gas Company, through its wholly owned subsidiary Seneca Resources Corporation ("Seneca"), issued a press release concerning an agreement whereby Seneca will offer to acquire all of the outstanding common shares of Tri Link Resources, Ltd., a Calgary, Alberta based exploration and production company. A copy of the press release is hereby incorporated by reference and made a part of this filing as Exhibit 1.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            NATIONAL FUEL GAS COMPANY

                            By:/s/James R. Peterson
                               -----------------------------------
                                    James R. Peterson
                                    Assistant Secretary
                                                                EXHIBIT 1

                          Seneca Resources Corporation

            Announces Its Intent to Acquire Tri Link Resources, Ltd.

         (April 24, 2000) Buffalo, New York: Seneca Resources Corporation, a wholly owned subsidiary of National Fuel Gas Company (NYSE: NFG), today announced that an agreement has been reached whereby Seneca will offer to acquire all of the outstanding common shares of Tri Link Resources, Ltd. (Toronto: TLR - news) at a price of C$7.05 per share in cash. This offer represents a premium of 40% over the weighted average closing price of Tri Link common shares over the last 20 trading days. The transaction value, including assumed debt, is approximately C$340 million.

         The offer is subject to the tendering of a minimum 66 2/3% of the Tri Link common shares to Seneca and obtaining the required regulatory approvals and other customary conditions. Tri Link officers, representing approximately 7.5% of the fully diluted shares, have agreed to tender their shares according to the lock up agreement. Tri Link has also agreed to pay a C$6.3 million non-completion fee to Seneca under certain circumstances. Seneca anticipates that the takeover bid circular will be mailed to Tri Link's shareholders before May 3, 2000 or no later than May 10, 2000 (1).

         The board of directors of Tri Link will recommend that shareholders accept the offer and has agreed that it will not solicit or initiate discussions or negotiations with any other party concerning the assets or shares of Tri Link
(1). An independent investment adviser has provided a fairness opinion to the Tri Link board of directors in connection with Seneca's offer.

         Tri Link Resources, Ltd. is a Calgary, Alberta based exploration and production company producing in its last quarter approximately 11,500 barrels of oil equivalent per day. Tri Link also controls nearly three million undeveloped acres in Alberta, Saskatchewan and Manitoba, Canada. A significant portion of this acreage has been surveyed with proprietary 2-D and 3-D seismic and the data is now being evaluated for development of recent discoveries and further exploration potential.

         This acquisition will build Seneca's total reserves base to nearly 1 TCFE (trillion cubic feet equivalent) (2). It is anticipated that Seneca's production for fiscal 2001 will increase to over 100 BCFE. The acquisition of Tri Link will be immediately accretive to National Fuel's earnings (2). At current commodity prices, and an effective date of June 1, 2000, it is anticipated that the acquisition will provide an additional $0.09 per share in fiscal 2000, assuming the entire acquisition is financed with debt (2).

                                     -more-

Page 2.

Seneca Resources Announcement
April 24, 2000

         Bernard Kennedy, Chairman and CEO of National Fuel Gas, stated, "The Tri Link acquisition will provide us a Canadian base to continue to grow Seneca's North American reserves (2). Canada holds significant opportunities to find and produce hydrocarbons to help supply our North American energy demands." Seneca expects this transaction to be concluded by June 15, 2000 (2).

         National Fuel is an integrated energy company with $2.9 billion in assets comprised of the following six operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing and Timber. Seneca Resources Corporation, headquartered in Houston, Texas explores for and produces natural gas and oil in the lower 48 States and the Gulf of Mexico. Additional information about National Fuel is available on its Internet Web site: http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

         1) This sentence contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While National Fuel's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, actual results may differ materially. The tender offer is subject to customary conditions including the tender of 66 2/3 of Tri Link's shares, obtaining required regulatory approval, and the occurrence of no material adverse change in Tri Link. The tender offer will be made pursuant to the laws of Canada and its provinces.

         2) This sentence contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While National Fuel's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include actions by the United States, Canada, state or provincial governments and their agencies, the timing and extent of changes in commodity prices, and the timing and extent of success in developing, producing, acquiring, or bringing to market oil and gas reserves and the uncertainty of oil and gas reserve estimates.

Media Contact:    Julie Coppola (716) 857-7079
Analyst Contact:  Margaret Suto (716) 857-6987

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